RESIGNATION

         I, Jack Hurt, being the undersigned, hereby resign my position as a Director of BusinessMall.Com, Inc. and its subsidiaries, effective immediately.

Dated:  November 20, 2000


                                                        /s/ Jack Hurt
                                                        -------------
                                                        Jack Hurt